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                                                                     EXHIBIT 4.1


                             PC PARTS EXPRESS, INC.
                                STOCK OPTION PLAN

         This PC Parts Express, Inc. Stock Option Plan (the "Plan") provides for the granting of

         (a) Incentive Options (hereinafter defined) to certain key employees of PC Parts Express, Inc., a Delaware corporation (the "Corporation"), or of its Affiliates (hereinafter defined), and

         (b) Nonstatutory Stock Options (hereinafter defined) to certain key employees and non-employee directors of the Corporation or of its Affiliates and to certain individuals and entities who are not employees or directors of the Corporation or of its Affiliates but who from time to time provide substantial advice or other assistance or services to the Corporation or its Affiliates.

         The purpose of the Plan is to provide an incentive for key employees and directors of the Corporation or its Affiliates and an incentive for individuals who are not employees or directors of the Corporation or its Affiliates, but who from time to time provide substantial advice or other assistance or services to the Corporation or its Affiliates, to remain in the service of the Corporation or its Affiliates, to extend to them the opportunity to acquire a proprietary interest in the Corporation so that they will apply their best efforts for the benefit of the Corporation, and to aid the Corporation in attracting able persons to enter the service of the Corporation and its Affiliates.

SECTION 1 Definitions.

         1.1 "Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.2 "Affiliates" shall mean (a) any corporation, other than the Corporation, in an unbroken chain of corporations ending with the Corporation if each of the corporations, other than the Corporation, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (b) any corporation, other than the Corporation, in an unbroken chain of corporations beginning with the Corporation if each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         1.3 "Agreement" shall mean the written agreement between the Corporation and a Holder evidencing the option granted by the Company and the understanding of the parties with respect thereto.

         1.4 "Board of Directors" shall mean the board of directors of the Corporation.

         1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.6 "Committee" shall mean the committee appointed pursuant to Section 3 hereof by the Board of Directors to administer this Plan.


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         1.7 "Disability" shall mean a physical or mental condition which is expected to be of long, continued duration and prevents an individual from engaging in any substantial gainful employment.

         1.8 "Eligible Individuals" shall mean (a) key employees, including officers and directors who are also employees of the corporation or of any of its Affiliates, and (b) non-employee directors of the corporation or of any of its Affiliates, and (c) individuals who are not employees or directors of the corporation or its Affiliates but who from time to time provide substantial advice or other assistance or services to the corporation or its Affiliates. Notwithstanding the foregoing provisions of this Paragraph 1.8, to ensure that the requirements of the third sentence of Paragraph 3.1 are satisfied, the Board of Directors may from time to time specify individuals who shall not be eligible for the grant of Options or options or stock appreciation rights or allocations of stock under any plan of the corporation or its affiliates (as such terms are used in subsection (d) (3) of Rule 16b-3 promulgated under the Act); provided, however, that the Board of Directors may at any time determine that any individual who has been so excluded from eligibility shall become eligible for grants of Options and grants of such options or stock appreciation rights or allocations of stock under any plans of the Corporation and its Affiliates.

         1.9 "Fair Market Value" shall mean, if the Stock is traded on one or more established markets or exchanges, the mean of the opening and closing prices of the Stock in the primary market or exchange on which the Stock is traded, and if the Stock is not so traded or the Stock does not trade on the relevant date, the value determined in good faith by the Board of Directors. For purposes of valuing Incentive Options, the Fair Market Value of stock shall be determined without regard to any restriction other than one which, by its terms, will never lapse.

         1.10 "Holder" shall mean an Eligible Individual to whom an Option has been granted.

         1.11 "Incentive Options" shall mean stock options that are intended to satisfy the requirements of section 422 of the Code.

         1.12 "Nonstatutory Options" shall mean stock options that do not satisfy the requirements of section 422 of the Code.

         1.13 "Options" shall mean either Incentive Options or Nonstatutory Options, or both.

         1.14 "Stock" shall mean the Corporation's authorized $.01 par value common stock together with any other securities with respect to which Options granted hereunder may become exercisable.

SECTION 2 Stock and Maximum Number of Shares Subject to the Plan.

         2.1 Description of Stock and Maximum Shares Allocated. The Stock which Options granted hereunder give a Holder the right to purchase may be unissued or reacquired shares of Stock, as the Board of Directors may, in its sole and absolute discretion, from time to time determine.

         Subject to the adjustments provided for in Paragraph 6.6 hereof, the aggregate number of shares of Stock to be issued pursuant to the exercise of all Options granted hereunder may equal but shall not exceed 200,000 shares.


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         2.2 Restoration of Unpurchased. If an Option granted hereunder expires or terminates for any reason during the term of this Plan and prior to the exercise thereof in full, the shares of Stock subject to but not issued under such Option shall again be available for Options granted hereunder subsequent thereto.

SECTION 3 Administration of the Plan.

         3.1 Stock Option Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than three (3) members of the Board of Directors, and, except as is provided in the immediately following sentence, may be constituted by all members of the Board of Directors. In the event that the stock is registered under Section 12 of the Act, all members of the committee shall be "disinterested persons," as defined in Rule l6b-3(d) (3) promulgated under the Act; and in such event members of the Committee shall not be eligible to receive Options or stock options, stock appreciation rights, or an allocation of stock under any plan of the Corporation or its Affiliates (as such terms are used in subsection (d) (3) of Rule 16b-3 promulgated under the
Act) while they are serving as members of the Committee and must not have been eligible to receive Options or such options, stock appreciation rights, or an allocation of stock under any plan of the Corporation or its Affiliates within one (1) year prior to their appointment to the Committee.

         3.2 Duration, Removal, Etc. The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from tine to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board of Directors.

         3.3 Meetings and Actions of Committee. The Committee shall elect one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. All decisions and determinations of the Committee shall be made by the majority vote or decision of all of its members present at a meeting; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions hereof and with the bylaws of the Corporation as it may deem advisable.

         3.4 Committee's Powers. Subject to the express provisions hereof, the Committee shall have the authority, in its sole and absolute discretion, (a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (b) to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) subject to section 6 of the Plan, the term and the period or periods and extent of exercisability of the options, (ii) the extent to which the transferability of shares of Stock issued upon exercise of Options is restricted, (iii) the effect of termination of employment upon the exercisability of the Options, and (iv) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service);
(c) to accelerate the time of exercisability of any Option that has been granted; (d) to construe the respective Option Agreements and the Plan; and (e) to make all other determinations and perform all other acts necessary or advisable for administering the Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Paragraph 3.4 shall be final and conclusive.


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SECTION 4 Eligibility and Participation.

         4.1 Eligible Individuals. Options may be granted hereunder only to persons who are Eligible Individuals at the time of the grant thereof. Notwithstanding any provision contained herein to the contrary, a person shall not be eligible receive an Incentive Option hereunder unless he is an employee of the Corporation or an Affiliate, nor shall a person be eligible to receive an Incentive Option hereunder if he, at the time such option is granted, would own (within the meaning of sections 422 and 424 of the Code) stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation or an Affiliate unless at the time such Incentive Option is granted the exercise price per share of Stock is at least one hundred and ten percent (110%) of the Fair Market Value of each share of Stock to which the Incentive Option relates and the Incentive Option is not exercisable after the expiration of five (5) years from the date it is granted.

         4.2 No Right to Option. The adoption of the Plan shall not be deemed to give any person a right to be granted an Option.

SECTION 5 Grant of Options and Certain Terms of the Agreements.

         Subject to the express provisions hereof, the Committee shall determine which Eligible Individuals shall be granted Options hereunder from time to time. In making grants, the Committee shall take into consideration the contribution the potential Holder has made or may make to the success of the Company or its Affiliates and such other considerations as the Board of Directors may from time to time specify. The Committee shall also determine the number of shares subject to each of such Options, and shall authorize and cause the Corporation to grant Options in accordance with such determinations.

         The date on which the Committee completes all action constituting an offer of an Option to an individual, including the specification of the number of shares of Stock to be subject to the Option, shall be the date on which the Option covered by an Agreement is granted, even though certain terms of the Agreement may not be at such time determined and even though the Agreement may not be executed until a later time. For purposes of the preceding sentence, an offer shall be deemed made if the Committee has completed all such action except communication of the grant of the Option to the potential Holder. In no event, however, shall an Optionee gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Option and the actual execution of the Agreement by the Company and the Optionee.

         Each option granted hereunder shall be evidenced by an Agreement, executed by the Corporation and the Eligible Individual to whom the Option is granted, incorporating such terms as the committee shall deem necessary or desirable. More than one Option may be granted hereunder to the same Eligible Individual and be outstanding concurrently hereunder. In the event an Eligible Individual is granted both one or more Incentive Options and one or more Nonstatutory Options, such grants shall be evidenced by separate Agreements, one for each of the Incentive Option grants and one for each of the Nonstatutory Option grants.

         Each Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Stock acquired pursuant to an Option granted hereunder or otherwise and such restrictions on the transferability of shares of the Stock acquired pursuant to an Option granted hereunder or otherwise as the Committee in its sole and absolute discretion shall deem proper or advisable. Such conditions giving rise to


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forfeiture may include, but need not be limited to, the requirement that the
Holder render substantial services to the Corporation or its Affiliates for a specified period of time. Such restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation and shareholders of the Corporation other than the Holder of such share of Stock who is a party to the particular Agreement or a subsequent holder of the shares of Stock who is bound by such Agreement.

         Notwithstanding the foregoing provisions of this Section 5, the President and/or Chief Executive Officer of the Corporation may, from time to time, at his sole discretion but subject to the following provisions of this
Section 5, grant Options to individuals who are not at the time of grant individuals subject to liability under section 16b of the Act. The total number of shares of the Stock that shall at any time be subject to grant pursuant to the immediately preceding sentence shall be specified from time to time by resolution of the Board of Directors, and such number of shares shall be included within the numbers of shares stated in Paragraph 2.1. The Board of Directors may further limit the authority of the President and/or Chief Executive Officer to grant options and may prescribe some or all the terms of any such Options to such extent as the Board of Directors deems appropriate.

SECTION 6 Terms and Conditions of Options.

         All options granted hereunder shall comply with, be deemed to include, and shall be subject to the following terms and conditions:

         6.1 Number of Shares. Each Agreement shall state the number of shares of Stock to which it relates.

         6.2 Exercise Price. Each Agreement shall state the exercise price per share of Stock. The exercise price per share of Stock subject to an Incentive Option shall not be less than the greater of (a) the par value per share of the Stock or (b) 100% of the Fair Market Value per share of the Stock on the date of the grant of the Option. The exercise price per share of Stock subject to a Nonstatutory Option shall not be less than the Fair Market Value per share of the Stock on the date of the grant of the Option.

         6.3 Medium and Time of Payment, Method of Exercise, and Withholding Taxes. The exercise price of an Option shall be payable upon the exercise of the Option in cash, by certified or cashier's check, or, with the consent of the Committee, with shares of Stock of the Corporation owned by the Holder, including a multiple series of exchanges of such Stock, or with the consent of the Committee, by a combination of cash and such shares. Exercise of an Option shall not be effective until the Corporation has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate Option price of the number of shares purchased. The Corporation shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option.

         The Committee may, in its discretion, require a Holder to pay to the Corporation at the time of exercise of an Option or portion thereof the amount that the Corporation deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise. Upon the exercise of an Option requiring tax withholding, a Holder may make a written request to have shares of Stock withheld by the Corporation from the shares otherwise to be received. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable


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withholding taxes. The acceptance of any such request by a Holder shall be at the sole discretion of the Committee. Where the exercise of an Option does not give rise to an obligation to withhold Federal income or other taxes on the date of exercise, the Corporation may, in its discretion, require a Holder to place shares of Stock purchased under the Option in escrow for the benefit of the Corporation until such time as Federal income or other tax withholding is no longer required with respect to such Shares or until such withholding is required on amounts included in the gross income of the Holder as a result of the exercise of an Option or the disposition of shares of Stock acquired pursuant thereto. At such later time, the Corporation in its discretion, may require a Holder to pay to the Corporation the amount that the Corporation deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the Option or the disposition of shares of Stock, in which case the shares of Stock shall be released from escrow to the Holder. Alternatively, subject to acceptance by the Committee, in its sole discretion, a Holder may make a written request to have shares of Stock held in escrow applied toward the Corporation's obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the option or the disposition of shares of Stock, based on the Fair Market Value of the shares on the date of the termination of the escrow arrangement. Upon application of such shares toward the Corporation's withholding obligation, any shares of Stock held in escrow and not, in the judgment of the Committee, necessary to satisfy such obligation shall be released from escrow to the Holder.

         6.4 Term, Time of Exercise, and Transferability of Options. In addition to such other terms and conditions as may be included in a particular Agreement granting an Option, an Option shall be exercisable during a Holder's lifetime only by him or by his guardian or legal representative. An Option shall not be transferable other than by will or the laws of descent and distribution. Each Option shall also be subject to the following terms and conditions:

         (a) Termination of Employment or Directorship. The provisions of this Paragraph 6.4(a) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because the Holder voluntarily terminates employment with such group of employers and the Holder does not remain or thereupon become a director of the Corporation or one or more of it's Affiliates, or if a Holder ceases to be a director of at least one of the corporations in the group of corporations consisting of the Corporation and its Affiliates and the Holder does not remain or thereupon become an employee of the Corporation or one or more of it's Affiliates, the Holder shall have the right for ninety (90) days after termination of employment to exercise the portion, if any, of an Option that remains unexercised, including that portion, if any, that pursuant to the Agreement is not yet exercisable, on the date of the Holder's termination of employment or ceasing to be a director, whichever occurs later, and thereafter the Option shall terminate and cease to be exercisable.

                  If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliate because any of such entities terminates the Holder's employment for cause, the portion, if any, of an Option that remains unexercised, including that portion, if any, that pursuant to the Agreement is not yet exercisable, on the date of the Holder's termination of employment, shall terminate and cease to be exercisable as of such date. A Holder's employment shall he deemed terminated "for cause" if terminated by the Board of Directors of the Corporation or the board of directors of an


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                  Affiliate because of incompetence, insubordination,
                  dishonesty, other acts detrimental to the interest of the Corporation or its Affiliates, or any material breach by the Holder of any employment, nondisclosure, noncompetition, or other contract with the Corporation or one of its Affiliates. Whether cause exists shall be determined by such board of directors in its sole discretion and in good faith.

                  If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because one or more of such entities terminates the employment of the Holder but not for cause, and the Holder does not remain or thereupon become a director of the Corporation or one or more of it's Affiliates, the Holder shall have the right for ninety (90) days after such termination of employment to exercise the Option with respect to that portion thereof that has become exercisable pursuant to Holder's Agreement as of the date of the Holder's termination of employment, and thereafter the Option shall terminate and cease to be exercisable.

         (b) Disability. The provisions of this Paragraph 6.4(b) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates by reason of Disability and does not remain or thereupon become a director of the Corporation or one or more of its Affiliates, or if the Holder ceases by reason of such Disability to be a director of at least one of the corporations in the group of corporations consisting of the Corporation and its Affiliates, the Holder shall have the right for ninety (90) days after the date of termination of employment with or cessation of directorship of such group of employers by reason of Disability, whichever occurs later, to exercise an Option to the extent such Option is exercisable on the date of his termination of employment, and thereafter the Option shall terminate and cease to be exercisable.

         (c) Death. The provisions of this Paragraph 6.4(c) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. If a Holder dies while in the employ of the Corporation or an Affiliate or dies while a director of the Corporation or an Affiliate, an Option shall be exercisable by the Holder's legal representatives, legatees or distributes for ninety (90) days following the date of the Holder's death to the extent such Option is exercisable on the Holder's date of death, and thereafter the Option shall terminate and cease to be exercisable.

         Notwithstanding any other provision of this Plan, the provisions of items (a), (b), and (c) of this Paragraph 6.4, no Incentive Option shall be exercisable after the expiration of ten (10) years from the date it is granted, or the period specified in Paragraph 4.1, if applicable. The Committee shall have authority to prescribe in any Agreement that the Option evidenced thereby may be exercised in full or in part as to any number of shares subject thereto at any time or from time to time during the term of the Option, or in such installments at such times during said term as the Committee may prescribe. Except as provided above and unless otherwise provided in any Agreement, an Option may be exercised at any time or from time to time during the term of the Option. Such exercise may be as to any or all whole (but no fractional) shares which have become purchasable under the Option.


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         Within a reasonable time or such time as may be permitted by law after the Corporation receives written notice that the Holder has elected to exercise all or a portion of an Option, such notice to be accompanied by payment in full of the aggregate Option price of the number of shares purchased, the Corporation shall issue and deliver a certificate representing the shares acquired in consequence of the exercise and any other amounts payable in consequence of such exercise. In the event that a Holder exercises both an Incentive Option, or portion thereof, and a Nonstatutory Stock Option, or a portion thereof, separate Stock certificates shall be issued, one for the Stock subject to the Incentive Option and one for the Stock subject to the Nonstatutory Stock Option. The number of the shares of Stock transferable due to an exercise of an Option under this Plan shall not be increased due to the passage of time, except as may be provided in an Agreement.

         Nothing herein or in any Option granted hereunder shall require the Corporation to issue any shares upon exercise of any Option if such issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. At the time of any exercise of an Option, the Corporation may, as a condition precedent to the exercise of such Option, require from the Holder of the Option (or in the event of his death, his legal representatives, legatees, or distributes) such written representations, if any, concerning his intentions with regard to the retention or disposition of the shares being acquired by exercise of such Option and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by such Holder (or in the event of his death, his legal representatives, legatees, or distributes), will not involve a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or Statutes, or any other applicable state or federal statute or regulation, as then in effect. Certificates for shares of stock, when issued, may have the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

         The shares of Stock evidenced by this certificate have been issued to the registered owner in reliance upon written representations that these shares have been purchased for investment. These shares may not be sold, transferred, or assigned unless, in the opinion of the Corporation and its legal counsel, such sale, transfer, or assignment will not be in violation of the Securities Act of 1933, as amended, applicable rules and regulations of the Securities and Exchange Commission, and any applicable state securities laws.

         6.5 Limitation on Aggregate Value of Shares Under Option That May Become First Exercisable During Any Calendar Year Under an Incentive Option. Except as is otherwise provided in the second paragraph of Paragraph 6.6 hereof, with respect to any Incentive Option granted under this Plan, the aggregate Fair Market Value of shares of Stock subject to such Incentive Option and the aggregate Fair Market Value of shares of Stock or stock of any Affiliate (or a predecessor of the Corporation or an Affiliate) subject to any other incentive stock option (within the meaning of section 422 of the Code) of the Corporation or its Affiliates (or a predecessor corporation of any such corporation), that first become purchasable in any calendar year under such Option, may not (with respect to any Holder) exceed $100,000, with such Fair Market Value to be determined as of the date the Incentive Option is granted. For purposes of this Paragraph 6.5, "predecessor corporation" means a corporation that was a party to a transaction described in section 424(a) of the Code (or which would be so described if a substitution or assumption under such section had been effected) with the Corporation, or a corporation which, at the time the new incentive stock option


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(within the meaning of section 422 of the Code) is granted, is an Affiliate of the Corporation or a predecessor corporation of any such corporations, or a predecessor corporation of any such corporations.

         6.6 Adjustments Upon Chances in Capitalization, Merger, Etc. Notwithstanding any other provision hereof, in the event of any change in the number of outstanding shares of Stock effected without receipt of consideration therefor by the Corporation, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Corporation is the surviving corporation, the aggregate number and class of the reserved shares, the number and class of shares subject to each outstanding Option and the exercise price of each outstanding Option shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change, provided that any fractional share resulting from such adjustment may be eliminated. In the event of a dispute concerning such adjustment, the decision of the Committee shall be conclusive. The number of reserved shares or the number of shares subject to any outstanding Option shall be automatically reduced by any fraction included therein which results from any adjustment made pursuant to this Paragraph 6.6.

         The following provisions of this Paragraph 6.6 shall apply unless a Holder's Agreement provides otherwise. A dissolution or liquidation of the Corporation, a merger or consolidation (other than a merger effecting a reincorporation of the Corporation in another state or any other merger or a consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Corporation and their proportionate interests therein immediately prior to the merger or consolidation) in which the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation in a transaction in which the shareholders of the parent of the Corporation and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Corporation and their proportionate interests therein immediately prior to the transaction; provided that the Board of Directors may at any time prior to such a merger or consolidation provide by resolution that the foregoing provisions of this parenthetical shall not apply if a majority of the board of directors of such parent immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the transaction), or a transaction in which another corporation becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Corporation (provided that the Board of Directors may at any time prior to such transaction provide by resolution that the provision immediately preceding this parenthetical and following the immediately preceding comma shall not apply if a majority of the board of directors of the acquiring corporation immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the acquisition of such 50% or more total combined voting power) shall cause every Option then outstanding to terminate, but the holders of each such then outstanding Options shall, in any event, have the right, immediately prior to such dissolution, liquidation, merger, consolidation, or transaction, to exercise much options, to the extent not theretofore exercised, without regard to the determination as to the periods and installments of exercisability made pursuant to a Holder's Agreement if (and only if) such Options have not at that time expired or been terminated. Such acceleration of exercisability shall not apply to a given Option if any surviving or acquiring corporation agrees to assume such Option in connection with the merger, consolidation, or transaction.

         6.7 Rights as a Shareholder. A Holder shall have no right as a shareholder with respect to any shares covered by his Option until a certificate representing such shares is issued to him. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or


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other rights for which the record date is prior to the date such certificate is issued, except as provided in Paragraph 6.6 hereof.

         6.8 Modification, Extension and renewal of Options. Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of Options outstanding hereunder (to the extent not theretofore exercised) and authorize the granting of new options hereunder in substitution therefor (to the extent not theretofore exercised). The Committee may not, however, without the consent of the Holder, modify any outstanding Options so as to specify a lower exercise price or Base Amount or accept the surrender of outstanding Incentive Options and authorize the granting of new Options in substitution therefor specifying a lower option price. In addition, no modification of an Option granted hereunder shall, without the consent of the Holder, alter or impair any rights or obligations under any Option theretofore granted hereunder to such Holder under the Plan, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of section 422 of the Code.

         6.9 Furnish Information. Each Holder shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

         6.10 Obligation to Exerciser; Termination of Employment. The granting of an Option hereunder shall impose no obligation upon the Holder to exercise the same or any part thereof. In the event of a Holder's termination of employment with the Corporation or an Affiliate, the unexercised portion of an option granted hereunder shall terminate in accordance with Paragraph 6.4 hereof.

         6.11 Agreement Provisions. The Agreements authorized under the Plan shall contain such provisions in addition to those required by the Plan (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and the retention or transfer of shares thereby acquired) as the Committee shall deem advisable. Each Agreement shall identify the Option evidenced thereby as an Incentive Option or Nonstatutory Option, as the case may be, and no Agreement shall cover both an Incentive Option and Nonstatutory Option. Each Agreement relating to an Incentive Option granted hereunder shall contain such limitations and restrictions upon the exercise of the Incentive Option to which it relates as shall be necessary for the Incentive Option to which such Agreement relates to constitute an incentive stock option, as defined in section 422 of the Code.

         6.12 Redemption. At such time that the Stock is not registered under section 12 of the Securities Exchange Act, if a Holder or any other holder of the Stock received upon exercise of an Option proposes to sell, give, pledge, exchange or otherwise transfer or dispose of any of the Stock received upon exercise of an Option, or of any interests therein owned by him, whether for cash or other consideration, the Holder or such other holder shall promptly give notice (the "Redemption Notice") to the Committee setting forth in detail the circumstances of such event. The Redemption Notice shall state the name and address of the proposed transferee and the proposed consideration for and terms of the transfer. The Corporation shall have an option to purchase such Stock within ten (10) days after receipt by the Committee of the Redemption Notice, on the terms hereinafter set forth and as may be set forth in the Agreement. The Corporation shall exercise such option by giving the Holder or such other holder notice thereof. Such option may be exercised by the Corporation as to all, but not less than all, of such Stock, and such option shall expire to the extent not exercised by the Corporation within ten (10) days after receipt by the Committee of the Redemption Notice. The price per share for the Stock purchased by the Corporation pursuant to this Paragraph 6.11 shall be:

         (a) the Fair Market Value per share of such Stock on the date the Committee receives the Redemption Notice, if the proposed transfer is a gift, or

         (b) the price per share for which the Holder has received a bona fide offer, as described in the Redemption Notice, if the proposed transfer is other than a gift.

         The value of any noncash consideration included in such bona fide offer shall be determined in good faith by the Board of Directors, with the assistance of a third party to the extent the Board of Directors deems appropriate.

         Upon exercise of its option pursuant to this Paragraph 6.11, the Corporation shall pay the Holder or such other holder the purchase price (i) within 60 days after receipt of the Redemption Notice by the Committee in the manner provided in the Agreement between Corporation and the Holder or (ii) at the election of the Corporation, in accordance with the terms embodied in any bona fide offer received by the Holder or such other holder and described in the Redemption Notice. Any Stock that the Corporation does not purchase as herein provided may be transferred by the Holder or such other holder to the persons and Upon terms and conditions no more favorable to the purchasers than those set forth in the Redemption Notice, such transfer must be consummated within ninety
(90) days after receipt of the Redemption Notice by the Committee, and not otherwise.

SECTION 7 Remedies and Legend

         7.1 Remedies. The corporation shall be entitled to recover from a Holder reasonable attorneys' fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise .

         7.2 Legend. Each certificate representing shares issued to a Holder upon exercise of an Option granted under the Plan shall be subject to a right of first refusal as provided in the Bylaws of the Corporation and shall bear a legend that complies with applicable law with respect to such restrictions on transferability such as:

         The shares represented by this certificate are subject to restrictions on transferability imposed by the Bylaws of PC Parts Express, mc. which grant to the Corporation an option to purchase such shares in certain instances. A copy of such Bylaw provision is on file at the principal office of the Corporation, and is subject to the same right of examination by a shareholder of the Corporation (in person or by agent, attorney, or accountant) as are the books and records of the Corporation.

SECTION 8 Duration of Plan.

         No Options may be granted hereunder after the date that is ten (10) years from the earlier of (i) the date the Plan is adopted by the Board of Directors or (ii) the date the Plan is approved by the shareholders of the Corporation.

SECTION 9 Amendment of Plan.

         The Board of Directors may, insofar as permitted by law, with respect to any shares at the time are not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that, without the approval of the holders of a majority of the outstanding shares of voting stock of all classes of the Corporation, no such revision or amendment shall (a) change the number of shares of the Stock subject to the Plan, (b) change the designation of the class of employees eligible to receive Options,
(c) decrease the price at which Incentive Options may be granted, (d) remove the administration of the Plan from the Committee, (e) render the members of the committee eligible to receive Options under the Plan while serving as such, or
(f) without the consent of the affected Holder, cause the Incentive options granted hereunder and outstanding at such time that satisfied the requirements of Section 422 of the Code to no longer satisfy such requirements. Furthermore, the Plan shall not, without such approval of the shareholders, be amended in any manner that will cause Incentive Options issued under it to fail to satisfy the requirements applicable to incentive stock options as defined in section 422 of the Code.

SECTION 10  General.

         10.1 Application of Funds. The proceeds received by the Corporation from the sale of shares pursuant to Options shall be used for general corporate purposes.

         10.2 Right of the Corporation and Affiliates to Terminate Employment. Nothing contained in the Plan, or in any Agreement, shall confer upon any Holder the right to continue in the employ of the Corporation or any Affiliate, or interfere in any way with the rights of the Corporation or any Affiliate to terminate his employment any time.

         10.3 No Liability for Good Faith Determinations. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

         10.4 Information Confidential. As partial consideration for the granting of each option hereunder, the Holder shall agree with the Corporation that he will keep confidential all information and knowledge that he has relating to the manner and amount of his participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Holder's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Committee, it shall take into consideration such breach, in determining whether to recommend the grant of any future Option to such Holder, as a factor militating against the advisability of granting any such future Option to such individual.

         10.5 Other Benefits. Participation in the Plan shall not preclude the Holder from eligibility in any other stock option plan of the Corporation or any Affiliate or any old age benefit, insurance, pension, profit sharing retirement, bonus, or other extra compensation plans which the Corporation or any Affiliate has adopted, or may, at any time, adopt for the benefit of its employees.

         10.6 Execution of Receipts and Releases. Any issuance or transfer of shares of Stock to the Holder, or to his legal representative, heir, legatee, or distribute, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any Holder, legal representative, heir, legatee, or distribute, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

         10.7 No Guarantee of Interests. Neither the Committee nor the Corporation guarantees the Stock of the Corporation from loss or depreciation.

         10.8 Payment of Expenses. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Corporation or its Affiliates; provided, however, the Corporation or an Affiliate may recover any and all damages, fees, expenses and/or costs arising out of any actions taken by the Corporation to enforce its right to purchase Stock under Paragraph 5.11 hereof.

         10.9 Corporation Records. Records of the Corporation or its Affiliates regarding the Holder's period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

         10.10 Information. The Corporation and its Affiliates shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Committee to perform its duties and functions under the Plan.

         10.11 No Liability of Corporation. The Corporation assumes no obligation or responsibility to the Holder or his personal representatives, heirs, legatees, or distributes for any act of, or failure to act on the part of, the Committee.

         10.12 Corporation Action. Any action required of the Corporation shall be by resolution of its Board of Directors or by a person authorized to act by resolution of the Board of Directors.

         10.13 Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         10.14 Notices. whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The corporation or a Holder may change, at any time and from time to tine, by written notice to the other, the address which it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Corporation and each Holder shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the shares to which such notice relates.

         10.15 Waiver of Notice. Any person entitled to notice hereunder may waive such notice.

         10.16 Successors. The Plan shall be binding upon the Holder, his heirs, legatees, and legal representatives, upon the corporation, its successors, and assigns, and upon the Committee, and its successors.

         10.17 Headings. The titles and headings of Sections and Paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

         10.18 Governing Law. All question arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal law. Questions arising with respect to the provisions of an Agreement that are matters of contract law shall be governed by the laws of the state specified in the Agreement, except to the extent Texas corporate law conflicts with the contract law of much state, in which event Texas corporate law shall govern. The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

         10.19 Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

SECTION 11 Approval of Shareholders.

         The Plan shall take effect on the date it is adopted by the Board of Directors. However, if this Plan is not approved by the holders of a majority of the outstanding shares of common stock, par value $.01 per share, of the Corporation, within the period ending twelve (12) months after the date the Plan is adopted by the Board of Directors, none of the Options granted hereunder shall constitute Incentive Options; and in the event that the Plan is not so approved on or before the first annual meeting of stockholders of the Corporation following the date the Board of Directors adopts the Plan, if any Options are granted under the Plan before the date such stockholders do approve the Plan to individuals subject to suit under Section 16b of the Act at the time of grant, such Options shall be null, void, and of no force and effect as of their grant date.

         IN WITNESS WHEREOF, PC Parts Express, Inc., acting by and through its officers hereunto duly authorized has executed this instrument, this______day of ______________, 1992.

                                           PC PARTS EXPRESS, INC.


                                           By:  /s/ Mark T. Hilz
                                                --------------------------------
                                           Its:     President
                                                --------------------------------

           FIRST AMENDMENT TO PC PARTS EXPRESS, INC. STOCK OPTION PLAN


         PC Parts Express, Inc. (the "Company") adopted a Stock Option Plan dated as of August 28, 1992 (the "Plan"), providing for up to 200,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), to be issued under the Plan on the terms and conditions stated therein. By Unanimous Written Consent of Directors dated November 23, 1993, the Board of Directors of the Company adopted a resolution amending the Plan to increase the number of shares of Common Stock which could be issued thereunder from 200,000 shares to 500,000 shares. By Unanimous Written Consent of Shareholders dated November 23, 1993, the shareholders of the Company approved the amendment of the Plan increasing the number of shares of Common Stock to be subject to the terms thereof from 200,000 shares to 500,000 shares and amending Section 6.4(a) of the Plan to provide that the holder of an Option (as defined in the Plan) shall have the right for three (3) months after termination of employment to exercise the portion, if any, of an Option that remains unexercised at the time of termination of employment.

         As a result of the approvals of the Board of Directors and shareholders of the Company as referred to in the preceding paragraph, the Plan has been amended effective as of the 23rd day of November, 1993, (i) to increase the number of shares of Common Stock for which options may be granted under the Plan from 200,000 shares to 500,000 shares and (ii) to amend the first and third paragraphs of Section 6.4(a) of the Plan to provide that the holder of an option shall have the right for three (3) months (rather than ninety (90) days) after termination of employment (other than in the instance of a termination "for cause") to exercise the portion, if any, of an option that remains unexercised at the time of such termination of employment.

         IN WITNESS WHEREOF, the Company, acting by and through its officers hereunto duly authorized, has executed this instrument this 8th day of December, 1993 to be effective as of November 23, 1993.


                                           PC PARTS EXPRESS INC.

                                           By:  /s/ Robert J. Boutin
                                                --------------------------------
                                           Its:     Secretary
                                                --------------------------------

          SECOND AMENDMENT TO PC PARTS EXPRESS, INC. STOCK OPTION PLAN

         PC Parts Express, Inc. (the "Company") adopted a Stock Option Plan dated as of August 28, 1992 (the "Plan"), providing for up to 200,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), to be issued under the Plan on the terms and conditions stated therein. By Unanimous Written Consent of Directors dated November 23, 1993, the Board of Directors of the Company adopted resolutions amending the Plan (i) to increase the number of shares of Common Stock which could be issued thereunder from 200,000 shares to 500,000 shares and (ii) to provide that a Holder (as defined in the Plan) may exercise Options (as defined in the Plan) for a period of three (3) months after the Holder's termination of employment for reasons other than for cause (as defined in the Plan). By Unanimous written Consent of Shareholders dated November 23, 1993, the shareholders of the Company approved the amendment of the Plan increasing the number of. shares of Common Stock to be subject to the terms thereof from 200,000 shares to 500,000 shares. By Unanimous Written Consent of Directors dated December 15, 1993, the Board of Directors of the Company adopted a resolution further amending the Plan for Options granted on or after such date, to provide that upon termination of employment for reasons other than for cause (as defined in the Plan) or death or disability the Holder of an option may only exercise that portion, if any, of the Option that has become exercisable by the Holder but which the Holder has not yet exercised on the date of the Holder's termination of employment. By Unanimous Written Consent of Shareholders dated December 15, 1993, the shareholders of the Company approved the foregoing amendments of the Plan as described in the preceding sentences.

         As a result of the approvals of the Board of Directors and Shareholders of the Company as referred to in the preceding Paragraph, Section 6.4 of the Plan is hereby amended to provide that the Holder of an Option shall have the right for a period of three (3) months after termination of employment (other than in the instance of a termination for cause, death or disability) to exercise such Option but only to the extent of that portion, if any, of such Option that has become exercisable by the Holder but which the Holder has not yet exercised at the time of such termination of employment.

         IN WITNESS WHEREOF, the Company, acting by and through its officers hereunto duly authorized, has executed this instrument this 15th day of December, 1993 to be effective as of December 15, 1993.


                                           PC PARTS EXPRESS INC.

                                           By:  /s/ Robert J. Boutin
                                                --------------------------------
                                           Its:     Secretary
                                                --------------------------------

                                 THIRD AMENDMENT
                                       TO
                    PC PARTS EXPRESS, INC. STOCK OPTION PLAN


         PC Parts Express, Inc. (the "Company") adopted a Stock Option Plan dated as of August 28, 1992 (the "Plan"), providing for shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), to be issued under the Plan on the terms and conditions stated therein. In a meeting on February 28, 1994, the Board of Directors of the Company adopted resolutions amending the Plan (i) to provide that the Stock Option Committee shall consist of not less than two (2) members of the Board of Directors, and (ii) to delete section 7.2 of the Plan.

         As a result of the approval of the Board of Directors as referred to in the preceding paragraph, Section 3.1 of the Plan is hereby amended to provide that the Stock Option Committee shall consist of not less than two (2) members of the Board of Directors, and Section 7.2 of the Plan is hereby deleted.

         IN WITNESS WHEREOF, the Company, acting by and through its officers hereunto duly authorized has executed this instrument this 3rd day of March, 1994.


                                           PC PARTS EXPRESS INC.

                                           By:  /s/ Brian Ervine
                                                --------------------------------
                                           Its:     Secretary
                                                --------------------------------

                               FOURTH AMENDMENT TO
                             PC SERVICE SOURCE, INC.
                                STOCK OPTION PLAN


         PC Service Source, Inc. (the "Company"), adopted a Stock Option Plan dated as of August 28, 1992 (the "Plan"), providing for shares of the Company's common stock, $.01 par value per share (the "Common Stock"), to be issued under the Plan under the terms and conditions stated therein. In a meeting on July 21, 1994, the Board of Directors of the Company adopted resolutions amending the Plan to increase the total number of shares for which options may be granted under the Plan from 500,000 to 1,000,000. Also, at the 1995 Annual Meeting of Stockholders of the Company, the stockholders approved such amendment.

         As a result of the approval of the Board of Directors and the stockholders as referred to in the preceding paragraph, the Plan is hereby amended to increase the total number of shares for which options may be granted under the Plan from 500,000 to 1,000,000.

         IN WITNESS WHEREOF, the Company, acting by and through its officers hereunto duly authorized, has executed this instrument this 18th day of May, 1995.


                                           PC PARTS EXPRESS INC.

                                           By:  /s/ Mark T. Hilz
                                                --------------------------------
                                                Mark T. Hilz, President

                               FIFTH AMENDMENT TO
                             PC SERVICE SOURCE, INC.
                                STOCK OPTION PLAN


         PC Service Source, Inc., a Delaware corporation (the "Company"), adopted a Stock Option Plan dated as of August 28, 1992 (the "Plan"), providing for shares of the Company's common stock, $.01 par value per share (the "Common Stock"), to be issued under the Plan pursuant to the terms and conditions stated in the Plan. Subject to stockholder approval, at a meeting held on October 21, 1998, the Board of Directors of the Company adopted resolutions amending the Plan to increase the aggregate number of shares subject to issuance under the Plan from 1,000,000 to 1,750,000. On December 7, 1998, the Board of Directors amended the resolution adopted by it at the October 21, 1998, meeting by adopting a resolution to increase the aggregate number of shares subject to issuance under the plan from 1,000,000 to 1,500,000. Also, at a Special Meeting of stockholders of the Company held on December 18, 1998, the stockholders of the Company approved the amendment to the Plan.

         As a result of the approval by the Company's Board of Directors and the stockholders, the Plan is hereby amended to increase the total number of shares subject to issuance under the Plan from 1,000,000 to 1,500,000.

         IN WITNESS WHEREOF, the Company, acting by and through its officers hereunto duly authorized, has executed this instrument as of the 18th day of December, 1998.


                                  PC SERVICE SOURCE, INC.



                                  By: /s/ Robert J. Boutin
                                      ------------------------------------------
                                      Robert J. Boutin, Senior Vice President,
                                        Chief Financial Officer and Secretary